Exhibit 99.1

This English translation is for convenience purposes only. This is not an official translation and is not binding. Whilst reasonable care and skill have been exercised in the preparation hereof, no translation can ever perfectly reflect the original Hebrew version. In the event of any discrepancy between the Hebrew version and this translation, the Hebrew version shall prevail.

PACIFIC OAK SOR (BVI) HOLDINGS, LTD.

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2025 (AUDITED)

U.S. DOLLARS IN THOUSANDS

INDEX

Page

Consolidated Statements of Financial Position	2

Consolidated Statements of Profit or Loss	3

Consolidated Statements of Equity	4-5

Consolidated Statements of Cash Flows	6-7

Notes to the Consolidated Financial Statements	8-29

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

		December 31,
	Note	2025	2024
		U.S. dollars in thousands
ASSETS
CURRENT ASSETS
Cash and cash equivalents		$11,960	$55,856
Financial assets at fair value through profit or loss	9	15,079	13,154
Rents and other receivables, net		3,979	2,201
Prepaid expenses and other assets		2,976	4,179
Restricted cash		49,016	25,486
		83,010	100,876
Investment properties held for sale		238,808	—
		321,818	100,876
NON-CURRENT ASSETS
Investment properties	5	581,861	1,157,945
Property plant and equipment - hotel, net	6	20,200	33,624
Investment in joint ventures	11	84,580	177,375
Restricted cash		1,017	16,890
Goodwill		—	949
		687,658	1,386,783
Total assets		$1,009,476	$1,487,659

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Notes payable, net	7	$349,179	$157,316
Bonds payable, net	7	302,004	20,653
Accounts payable and accrued liabilities	8	38,487	27,996
Due to affiliates	10	18,024	12,660
Other liabilities		13,212	18,516
		720,906	237,141
Liabilities related to investment properties held for sale		174,947	—
		895,853	237,141
NON-CURRENT LIABILITIES
Lease obligation	8	9,308	8,912
Other liabilities		23,484	26,380
Notes payable, net	7	—	388,582
Bonds payable, net	7	—	298,741
		32,792	722,615
Total liabilities		928,645	959,756

EQUITY
Owner's net equity		80,489	523,989
Non-controlling interests		342	3,914
Total equity		80,831	527,903
Total liabilities and equity		$1,009,476	$1,487,659
The accompanying notes are an integral part of the consolidated financial statements.

April 15, 2026	/s/ Ryan Schluttenhofer	/s/ Ronen Nakar
Date of approval of	Schluttenhofer, Ryan	Nakar, Ronen
financial statements	Chief Accounting Officer	Chief Executive Officer and Chairman of the Board authorized by the Company's Board of Directors to execute the financial statements

CONSOLIDATED STATEMENTS OF PROFIT OR LOSS

	Year ended December 31,
	2025	2024	2023
	U.S. dollars in thousands
Revenues and other income:
Rental income	$101,150	$112,567	$121,974
Tenant reimbursements	11,163	11,672	12,309
Hotel revenues	7,597	9,061	9,153
Other operating income	1,883	1,899	2,097
Total revenues and other income	121,793	135,199	145,533

Expenses:
Operating, maintenance, and management fees	(49,755)	(48,572)	(50,446)
Real estate taxes and insurance	(20,290)	(23,410)	(28,213)
Hotel expenses	(6,277)	(6,877)	(6,945)
Total expenses	(76,322)	(78,859)	(85,604)
Gross profit	45,471	56,340	59,929

Fair value adjustment of investment properties, net	(266,810)	(123,140)	(113,281)
Depreciation	(964)	(1,178)	(1,263)
Equity in loss of unconsolidated joint ventures, net	(92,794)	(49,226)	(43,187)
Asset management fees	(13,991)	(15,622)	(15,415)
Impairment charges on goodwill	(949)	—	(4,487)
Impairment loss - hotel	(12,521)	(6,400)	—
Restructuring charges	(1,508)	—	—
General and administrative expenses	(6,268)	(7,425)	(4,932)
Operating loss	(350,334)	(146,651)	(122,636)

Finance income (loss) from financial assets at fair value through profit or loss	1,925	(11,995)	(718)
Finance expenses, net	(76,136)	(71,892)	(68,216)
Foreign currency transaction loss	(40,556)	(3,156)	(18,712)
Other (loss) income, net	(1,250)	1,764	3,347
Gain (loss) on extinguishment of debt, net	19,449	(6,033)	—
Net loss before income taxes	$(446,902)	$(237,963)	$(206,935)
Income tax provision	—	(10,000)	(6,576)
Net loss	$(446,902)	$(247,963)	$(213,511)

Net loss attributable to owner	$(443,500)	$(243,177)	$(212,214)
Net loss attributable to non-controlling interests	(3,402)	(4,786)	(1,297)
Net loss	$(446,902)	$(247,963)	$(213,511)
Total comprehensive loss	$(446,902)	$(247,963)	$(213,511)
The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF EQUITY

	Owner contributions	Retained earnings (deficit)	Paid-in Capital resulting from transactions with non-controlling interests	Owner's net equity	Non-controlling interests	Total equity
	U.S. dollars in thousands
Balance at January 1, 2023	$693,554	$256,752	$43,074	$993,380	$12,572	$1,005,952
Net loss	—	(212,214)	—	(212,214)	(1,297)	(213,511)
Total comprehensive loss	—	(212,214)	—	(212,214)	(1,297)	(213,511)
Distributions to owner	—	(9,000)	—	(9,000)	—	(9,000)
Non-controlling interests contributions	—	—	—	—	543	543
Non-controlling interests distributions	—	—	—	—	(1,094)	(1,094)
Balance at December 31, 2023	693,554	35,538	43,074	772,166	10,724	782,890
Net loss	—	(243,177)	—	(243,177)	(4,786)	(247,963)
Total comprehensive loss	—	(243,177)	—	(243,177)	(4,786)	(247,963)
Distributions to owner	—	(5,000)	—	(5,000)	—	(5,000)
Non-controlling interest contributions	—	—	—	—	584	584
Non-controlling interests distributions	—	—	—	—	(2,608)	(2,608)
Balance at December 31, 2024	693,554	(212,639)	43,074	523,989	3,914	527,903
Net loss	—	(443,500)	—	(443,500)	(3,402)	(446,902)
Total comprehensive loss	—	(443,500)	—	(443,500)	(3,402)	(446,902)
Non-controlling interest contributions	—	—	—	—	75	75
Non-controlling interest distributions	—	—	—	—	(245)	(245)
Balance at December 31, 2025	$693,554	$(656,139)	$43,074	$80,489	$342	$80,831
The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2025	2024	2023
	U.S. dollars in thousands
Cash Flows from Operating Activities:
Net loss	$(446,902)	$(247,963)	$(213,511)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in loss of joint ventures, net	92,794	49,226	43,187
Fair value adjustment on investment properties, net	266,810	123,140	113,281
Depreciation	964	1,178	1,263
Impairment loss - hotel	12,521	6,400	—
Impairment charges on goodwill	949	—	4,487
Income tax provision	—	10,000	6,576
Deferred rent	1,582	(859)	(176)
Credit loss on financial assets	4,503	2,682	4,923
Finance expenses, net	76,136	71,892	68,216
Other loss (income), net	1,250	(1,764)	(3,347)
(Gain) loss on extinguishment of debt	(19,449)	6,033	—
Finance (income) loss from financial assets at fair value through profit or loss	(1,925)	11,995	718
Foreign currency transaction loss	40,556	3,156	18,712
	29,789	35,116	44,329
Changes in assets and liabilities:
Restricted cash	(1,391)	(154)	5,107
Rents and other receivables, net	289	(1,517)	(5,096)
Prepaid expenses and other assets	1,206	485	(115)
Accounts payable and accrued liabilities	2,597	(1,697)	(2,175)
Due to affiliates	(3,803)	4,676	6,924
Other liabilities	(3,602)	7,264	1,468
	(4,704)	9,057	6,113
Net cash provided by operating activities	25,085	44,173	50,442

Cash Flows from Investing Activities:
Improvements to investment properties	(8,808)	(27,512)	(23,177)
Proceeds from sales of investment properties, net	70,490	242,347	123,846
Distribution of capital from joint venture	757	1,497	1,144
Other investing cash flows, net	(1,250)	1,764	3,176
Payments for development obligations	(3,565)	(11,540)	(8,689)
Tax paid related to sales of investment properties	—	(10,000)	(11,500)
Contributions to joint ventures	—	(79,530)	(31,428)
Proceeds from the sale of investments in financial assets at fair value through profit or loss, net	—	16,379	13,946
Purchase of interest rate caps	—	(1,447)	(1,236)
Proceeds from interest rate caps	—	2,813	—
Payments on foreign currency derivatives, net	—	(478)	(30,209)
Dividend income received from financial assets at fair value through profit or loss	—	81	4,014
Proceeds for development obligations	—	16,461	12,005
Proceeds for capital expenditures	—	—	209
Net cash provided by investing activities	57,624	150,835	52,101
The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Year ended December 31,
	2025	2024	2023
	U.S. dollars in thousands
Cash Flows from Financing Activities:
Principal payments on notes and bonds payable	$(145,227)	$(348,667)	$(111,243)
Payments on deferred financing costs and extinguishment of debt	(5,350)	(9,813)	(5,416)
Interest paid	(61,394)	(60,399)	(58,884)
(Distribution) release of restricted cash for debt service obligations	(3,526)	13,962	(16,640)
Non-controlling interest contributions	75	584	543
Non-controlling interest distributions	(245)	(2,608)	(1,094)
Proceeds from loans from owner	10,000	—	—
Proceeds from notes and bonds payable	80,000	179,787	98,502
Distributions to owner	—	(6,554)	(7,453)
Net cash used in financing activities	(125,667)	(233,708)	(101,685)
Effect of exchange rate changes on cash and cash equivalents	(938)	(536)	(157)
Net (decrease) increase in cash and cash equivalents	(43,896)	(39,236)	701
Cash and cash equivalents, beginning of period	55,856	95,092	94,391
Cash and cash equivalents, end of period	$11,960	$55,856	$95,092

Supplemental Disclosure of Noncash Activities:
Accrued development obligations	$7,895	$12,135	$11,213
Asset management fee reimbursement payable to owner	$7,415	$12,006	$7,047
Distribution payable to owner	$—	$—	$1,750
Deposit applied to sale of investment property	$—	$9,472	$7,528

The accompanying notes are an integral part of the consolidated financial statements.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 1:    GENERAL INFORMATION

Definitions in these financial statements:

The Company	-	Pacific Oak SOR (BVI) Holdings, Ltd. and its subsidiaries

Operating Partnership	-	Pacific Oak Strategic Opportunity Limited Partnership

Subsidiaries	-	Companies that are controlled by the Company (as defined in IFRS 10) and whose accounts are consolidated with those of the Company.

Unconsolidated joint ventures	-	Companies in which the Company has joint control are accounted for using the equity method.

Parent Company or REIT	-	Pacific Oak Strategic Opportunity REIT, Inc.

Investees	-	Subsidiaries and unconsolidated joint ventures.

Related parties	-	As defined in IAS 24.

Dollar	-	United States dollar or USD.

a.The Company was incorporated on December 18, 2015 as a private company limited by shares according to the British Virgin Islands Business Companies Act, 2004. The Company is authorized to issue a maximum of 50,000 common shares with no par value. Upon incorporation, the Company issued one certificate containing 10,000 common shares with no par value. On March 8, 2016, the Company issued 10,000 common shares with no par value to the Operating Partnership.

The Company operates in the investment real estate segment in the United States, which primarily includes investments in: office complexes, residential homes, and undeveloped land. In addition, the Company invests in real estate equity securities. The Company has three reporting segments: 1) strategic opportunistic properties 2) residential homes and 3) hotel.

As of December 31, 2025, the Company consolidated six office complexes, encompassing, in the aggregate, approximately 1.8 million rentable square feet and these properties were 64% occupied. In addition, the Company owned one residential home portfolio consisting of 2,077 residential homes, and one apartment property, containing 317 units, which were 92% and 86% occupied, respectively. The Company also owned one hotel property with 196 rooms, three investments in undeveloped land with approximately 247 developable acres, and one office/retail development property, two investments in unconsolidated joint ventures and one financial asset at fair value through profit or loss. Additionally, the Company had one office complex classified as held for sale.

b.Due to elevated interest rates and among other factors, the Company is experiencing liquidity difficulties with respect to certain financial covenant requirements, unable to refinance maturing debt in part or in full, as it comes due, and bear higher debt service costs and reduced yields relative to cost of debt. If the Company is unable to find alternative sources of financing, there is a possibility that the Company will not have sufficient funds to cover ongoing operating expenditures that may lead the Company to sell investment properties at values below their fair values. Based on interest rates as of December 31, 2025, if interest rates were 100 basis points higher or lower during the year ended December 31, 2025, the annualized interest expense on the Company's variable rate debt would increase or decrease by $3.2 million or $2.5 million, respectively.

c.The financial condition of the Company and the going concern assumption.

As of December 31, 2025, the Company had a working capital shortfall amounting to $574.0 million, primarily attributed to loans that have matured or are maturing within a twelve month period from the date of the statement of financial position, including: (i) Series B (388.3 million Israeli new Shekels or $121.7 million as of December 31, 2025) and Series D (587.0 million Israeli new Shekels or $184.0 million as of December 31, 2025), collectively (“Series Bonds”) of 975.3 million Israeli new shekels ($305.7 million as of December 31, 2025), (ii) mortgage loans related to our residential homes portfolio of $190.0 million, and (iii) mortgage loans in default of $336.7 million, which primarily includes the Bank of America Loan of $152.6 million and the WhiteHawk Loan of $80.0 million. Refer to Note 7 for additional details. As a result of defaults due to

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

covenant breaches, cross-collateralization, and other factors, the Company may be obligated to dispose of investment properties under forced-sale circumstances, which could result in proceeds that are lower than fair values as of December 31, 2025.

As of December 31, 2025, the Company was non-compliant with the minimum consolidated equity requirement and Net Adjusted Financial Debt to Net Adjusted Cap covenants related to the Series Bonds. Refer to Note 7 for additional details. Additionally, on September 30, 2025, the Company’s Series Bonds were downgraded from ilBBB to ilB by S&P Global Ratings Maalot Ltd. and this constitutes an event of default and as a result, the bondholders have the right to declare the Series Bonds of 975.3 million Israeli new shekels ($305.7 million as of December 31, 2025) immediately due and payable. In July 2025, the Company completed a secured financing transaction of $80.0 million with WhiteHawk Capital Partners LP (the “WhiteHawk Loan”) and as a result of completing this transaction, a trustee that represents the bondholders of the Series Bonds (the “Trustee”), alleging potential breaches of duty, see below “Negotiations between the Company and the Trustee and the representatives of the holders of the Series Bonds (the “Bondholders”) for further details. Additionally, as a result of the downgrade on the Series Bonds, the Company also triggered an event of default with the WhiteHawk Loan of $80.0 million.

During the years ended December 31, 2025, 2024, and 2023, the Company recognized fair value losses of investment properties (including as a result of the sale of an asset and/or the signing of sale agreements) of $266.8 million, $123.1 million, and $113.3 million, respectively, due to declines in market conditions and projected cash flows, including assumptions such as the intended hold period, market rental rates and leasing assumptions, changes in sales comparisons, and based on quoted prices. In addition, as noted above, a portion of the losses resulted from the expedited sale of investment properties at values lower than their fair value. Continued declines in fair values may limit our ability to sell assets or refinance debt at attractive terms and actual results could be significantly different from the estimates. The Company may also negotiate a turnover of one or more secured properties back to the related lender and remit payment for any associated loan guarantee.

The Company’s residential homes portfolio is classified as Level 3 within the fair value hierarchy. In accordance with the accounting standards, the unit of measurement is the individual residential unit rather than the portfolio as a whole. Accordingly, the valuations are performed by measuring the fair value of each individual residential unit, refer to Note 9 for additional details. It should be noted that a market participant evaluating a single residential home property may not apply the same portfolio-level discounts that another market participant would require when acquiring the portfolio, where the weighted average cost of capital, including current market costs of debt and equity, would more directly influence pricing. The Company estimates that if the residential homes will be sold as a portfolio, rather than as separate residential units, the expected proceeds may reflect a portfolio discount of approximately 10% to 25% relative to the value of the individual unit as reflected in the financial statements.

As of the approval date of the consolidated financial statements, in order for the Company to continue its regular operations, several actions will need to be completed in the near term, including debt refinancing and real estate sales, all of which are subject to approval under the Standstill and other third-party approvals. These plans are subject to change based on market conditions in the commercial real estate lending environment, the current interest rate environment, leasing and transaction volume challenges in certain markets, successful restructuring with the Bondholders (see Note 1f for additional details), and such plans are not within the control of the Company, and therefore, there is no assurance that the Company will be successful in implementing its plans and fulfill its existing and projected obligations upon maturity. The uncertainty regarding the Company’s plans could be mitigated through the potential sales of its residential homes, successful negotiations with the Trustee and Representatives, and other strategic actions currently under consideration. Since the plans mentioned above are not within the control of the Company and subject to approval of third parties, including consents from bondholders and other lenders, the Company's management and the Board of Directors have concluded that there are significant doubts regarding the Company's ability to continue as a going concern.

No adjustments were made to the financial statements to the values or classifications of assets and liabilities that might be necessary if the Company is unable to continue operating as a going concern.

d.Class Action Suit

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

On September 10, 2025, a bondholder filed a petition for certification of a class action in the Tel Aviv District Court, Israel against the Company and certain members of its board of directors, alleging that disclosures relating to the Company were misleading and caused investor harm. The petition states an individual claim amount in excess of 2.5 million Israeli new shekels ($0.8 million as of December 31, 2025) and cites the petitioner’s expert model estimating potential class-wide damages of approximately 124.6–145.2 million Israeli new shekels ($39.1–$45.5 million as of December 31, 2025). The matter is at a preliminary stage; the court has not ruled on class certification or on the merits and based on the advice of the Company's legal counsel, the potential outcome cannot be determined, nor can the chances of the petition being approved be reliably assessed.

e.Negotiations between the Company and the Trustee and the representatives of the Bondholders.

The following is a summary of the main actions and decisions that were carried out and made in the framework of the aforementioned negotiations:

1.Objection to Filing Insolvency Proceedings
On March 10, 2026, meetings of the Bondholders resolved to object to the filing of an application for an order to commence insolvency proceedings against the Company, in accordance with the mechanism set out in the Insolvency and Economic Rehabilitation Law and Section 35H(d2b)(1) of the Securities Law. However, the applicable securities law requires a quorum of at least 75% of the voting rights, and such quorum was not achieved at the March 10, 2026 meetings. As a result, the Trustee was obligated to submit a petition for the commencement of insolvency proceedings. A court hearing on the petition has been scheduled for April 28, 2026.

2.Refinancing of the PORT Property Portfolio
On February 18, 2026, meetings of the Bondholders approved entering into a memorandum of understanding and a detailed agreement for the refinancing of loans secured by the Company’s residential homes portfolio. The voting approved the refinancing and to which the financing proposal of Klirmark Opportunity Fund IV, LP was selected. Refer to Note 14 for additional details.

3.Exemption from Liability for Officers and Management Company
On February 15, 2026, meetings of the Bondholders, by special resolution, approved granting a full exemption from liability and waiver of claims with respect to the new officer and directors (Mr. Ronen Nakar, Ms. Varda Kalal, and Mr. Itay Dayan), as well as R2 Advisors, LLC, Mr. Ryan Schluttenhofer, and all officers and managers thereof, in connection with management services provided to the Company.

4.Deferral of Debenture Payment Dates
Meetings of the Bondholders approved several resolutions to defer repayment dates.

On March 17, 2026, holders of Series B bonds approved deferring principal and interest payments to June 1, 2026 (instead of April 1, 2026), and authorized the Trustee, by special resolution, to grant an additional deferral of up to one month.

On March 17, 2026, the trustee for the Series D bonds exercised previously granted authority to further defer interest payment dates, such that the effective date was deferred to April 18, 2026 and the payment date to April 30, 2026.

5.Use of Interest Cushion Funds
During the year ended December 31, 2025 and subsequently, the Bondholders approved the extension of two loans to the Company, in an aggregate amount of approximately $10.0 million, from funds held in the interest cushion accounts of the Series Bonds. The loans bear an annual interest of 20% and repayment of principal and accrued interest is expected to occur from the earliest proceeds received by the Company or controlled entities, including: asset sales or refinancing of real estate properties, sale of equity interests, or issuance of additional debt instruments, subject to creditor repayment priorities and maintenance of a minimum operating cash balance. As of December 31, 2025, $3.8 million was funded and as of the approval date of the consolidated financial statements, the full facility of $10.0 million was funded.

6.Asset Management Transition (Westdale)

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

On January 22, 2026, the Company replaced previous management company and entered into a asset management agreement with Westdale for the Company’s portfolio of investments, excluding residential homes. Refer to Note 14 for additional details.

7.Management Agreement with R2 Advisors, LLC
On January 22, 2026, meetings of the Bondholders approved entering into a management agreement with R2 Advisors, LLC. Refer to Note 14 for additional details.

8.Authorization to Sell Keppel Pacific Oak US REIT (S-REIT) Shares
Meetings of the Bondholders approved authorizing the Company to sell its holdings in S-REIT shares, subject to approvals by the representative body and U.S. counsel. Subsequent to December 31, 2025, the Company completed sales of 49 million shares of its 64 million shares for proceeds of $7.9 million. Refer to Note 14 for additional details.

9.Debt Arrangement Proposals
On September 19, 2025, the Company published an in-principle proposal for a debt arrangement with the Bondholders.
On October 15, 2025, the Company received a proposal in principle for a settlement from the representatives of the Bondholders (the “Representatives”).
On December 25, 2025, meetings of the Bondholders resolved to instruct the Trustee to apply to the court to convene creditor meetings to approve a debt arrangement.
On February 4, 2026, subsequent to the reporting date, the Tel Aviv District Court approved the convening of such creditor meetings.

10.Transactions Relating to Sale of PORT Properties
On September 28, 2025, the Bondholders failed to approve a transaction for the sale of 1,799 residential homes from the Company's residential homes portfolio, as well as Company’s proposal to proceed with a transaction for the sale of 281 residential homes located in Michigan.
On December 8, 2025, meetings approved authorizing the sale of up to 50 residential homes, notwithstanding prior undertakings.
On February 4, 2026, meetings rejected proposals to enter into a memorandum of understanding for the sale of all the residential homes.

11.Richardson Sale Transaction
On November 24, 2025, meetings of the Bondholders approved instructing the Trustee to notify the Company of their consent to proceed with the sale of the Richardson Office property and related land for total consideration of $26.0 million. Subsequent to this approval, the Company and the purchaser entered into an amended agreement for total consideration of $28.0 million; however, the parties later terminated the amended purchase and sale agreement, and the Company is currently in the process of marketing the property for sale. As of the approval date of the consolidated financial statements, these amended agreements have expired and no binding agreement is currently in place. The Company is actively engaged in discussions to renegotiate a potential transaction; however, there can be no assurance that a new agreement will be executed or that a transaction will be completed on comparable terms, or at all. Refer to Note 5 for additional details.

12.Postponement of the call for immediate repayment of Company’s debentures
On November 17, 2025, the Bondholders resolved to refrain from calling the Series Bonds for immediate repayment.

On November 17, 2025, Bondholders resolved to instruct the Trustee to convene, by November 30, 2025, an assembly of holders of the Series Bonds to decide on the matter of calling the aforementioned debentures for immediate repayment.

13.Founding a Board of Directors’ committee to coordinate negotiations between the Company and representatives of the debenture holders
On August 28, 2025, the Company’s Board of Directors decided to form a committee, which included the following members of the Board: Messrs. Peter McMillan III (former Director and former President of the Company), Keith Hall (former Director and former CEO of the Company), and Ron Hadassi (External Director) in favor of coordinating the negotiations between the Company and Representatives, alongside Pacific Oak Capital Advisors, LLC (“POCA”).

14.Letter of commitment to Reznik Paz Nevo Trustees Ltd., the trustee for the Bondholders

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

On August 26, 2025, the Company reported that a Letter of Commitment (the “Standstill”) was signed in favor of Trustee and in favor of the Bondholders.

15.Decision to order negotiations in accordance with the debt settlement principles document
On August 3, 2025, the meetings of the Bondholders approved an instruction to the Trustee, the Representatives, and the Trustee's counsel and Bondholders to conduct negotiations with the Company for the purpose of reaching a debt arrangement on the basis of the debt settlement principles document.

16.Decision to Notify the Company of the Objection of the Bondholders to the engagement in the Financing Agreement
On July 27, 2025, the meetings of the Bondholders approved a resolution to instruct the Trustee to notify the Company and the Company's officers that the Bondholders object to the Company entering the WhiteHawk Loan in which the Company ultimately entered into.

17.Appointment of Representatives
Appointment of a joint representation
On July 21, 2025, the meetings of the Bondholders decided to appoint a joint representation for the Bondholders.

Appointment of an American Advisor to the Joint Representation of the Trustee of the Debenture Series and the Bondholders
On July 31, 2025, the meetings of the Bondholders approved the appointment of Mr. Amir Giryes as an American advisor for the Joint Representation.

Appointment of an American Legal Counsel for the Joint Representation
On July 31, 2025, the meetings of the Bondholders approved the appointment of Adv. Michael Friedman of the law firm Chapman and Cutler LLP as an American legal counsel for the Joint Representation.

Appointment of Legal Advisor to the Trustee, the Bondholders and the Joint Representation
On July 28, 2025, the meetings of the Bondholders approved the appointment of a legal advisor for the joint representation of the Trustee and Representatives (the “Joint Representation”). The candidates who received the most votes in aggregate were Adv. Raanan Kalir and Adv. Alon Binyamini of Erdinast, Ben Nathan, Toledano & Co.

Appointment of a member of the Joint Representation
On July 28, 2025, the meetings of the Bondholders decided that the Joint Representation. At those meetings, the candidate who received the most votes in aggregate was Mr. Ofer Gazit.

18.Corporate structure and separation from Pacific Oak Group
Effective January 31, 2026, the Company and the REIT ceased to be part of the Pacific Oak Group following the termination of the previous management and advisory arrangements and the transition to new service providers. On January 22, 2026, following approval by the Board of Directors and debenture holders, the Company entered into: An agreement with the REIT governing settlement of amounts payable and terminating the previous management company’s engagement. A new asset management agreement with a replacement management company and new accounting and financial services agreement with a third-party provider became effective January 31, 2026. Concurrently, the REIT formally terminated the advisory agreement with the previous management company effective January 31, 2026, after which the new service providers commenced operations. Refer to Note 14 for additional details.

19.Changes in directors and officers
Subsequent to December 31, 2025, there were service provider changes, prior directors and one senior officer, including the former President and CEO were removed. New executive leadership and external directors were appointed. One director announced intentions to conclude their service during the first half of 2026. These governance changes represent a significant change in management and oversight during the reporting period. Refer to Note 14 for additional details.

f.Restructuring Events

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

Bondholder Request to the Israeli Court and Related Debt Agreement

Subsequent to December 31, 2025, the Trustee applied to the Tel Aviv–Jaffa District Court to convene a meeting of the Bondholders to consider and approve a proposed debt arrangement under the Israeli Insolvency and Economic Rehabilitation Law.

The proposed arrangement extends the final maturity of both series to June 2028, modifies key terms (including interest, security and enforcement), and provides for a consolidated repayment schedule aligned with an orderly realization of the Company’s assets, including a defined payment waterfall and minimum liquidity reserve requirements. It also requires the creation and registration of first-priority security interests over substantially all unencumbered Company assets (subject to limitations) and imposes significant operating covenants and restrictions, with enhanced trustee/bondholder oversight and specified enforcement rights upon certain events of default. As of the approval date of the consolidated financial statements, the proposed debt arrangement is still under review.

REIT Support

In connection with the proposed debt arrangement, upon execution, the Company and the REIT would enter into a second loan arrangement pursuant to which the Company may, in its discretion, advance funds to the REIT in accordance with a mutually agreed budget (subject to Board determination that the Company has sufficient available funds). The budgeted advances are capped at approximately $2.9 million through July 2026, including $0.4 million previously advanced under a prior bridge arrangement and $61,000 per month thereafter. Amounts advanced under the prior bridge arrangement and the second loan may, at the Company’s option, be applied as payment or reimbursement of amounts owed by the Company to the REIT, with any such application reducing the outstanding balance owed.

PORT Board of Directors

In March 2026, following the Company’s request, several members of PORT’s board of directors, including the former President and CEO, resigned, and PORT’s new executive leadership and external directors were appointed. These governance changes represent a significant change in management and oversight following the reporting period. Refer to Note 14 for additional details.

S&P Global Rating Cessation

On February 17, 2026, S&P Global Ratings Maalot announced the termination of surveillance and withdrawal of the issuer credit rating and the ratings of the Series Bonds, at the Company’s request. Accordingly, beginning on that date, the Company’s securities are considered not rated (NR) by S&P Global Ratings. The cessation of the rating reflects the discontinuation of rating coverage rather than the publication of a new credit opinion.

NOTE 2:    MATERIAL ACCOUNTING POLICY INFORMATION

The following accounting policies have been applied consistently in the financial statements for all periods presented, unless otherwise stated.

a. Basis of presentation of the consolidated financial statements:

These financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”). Furthermore, the financial statements have been prepared in conformity with the provisions of the Israeli Securities Regulations (Annual Financial Statements), 2010.

The consolidated financial statements have been prepared on a cost basis, except for investment properties and financial assets at fair value through profit or loss, that are presented at fair value and investment in unconsolidated joint ventures, which is presented using the equity method. The consolidated financial statements are presented in USD and all values are rounded to the nearest thousands, except when otherwise indicated.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

b. The operating cycle:

The operating cycle of the Company is one year.

c. Consolidated financial statements:

The consolidated financial statements is comprised of the financial statements of companies that are controlled by the Company. Control is achieved when the Company is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Potential voting rights are considered when assessing whether an entity has control. The consolidation of the financial statements commences on the date on which control is obtained and ends when such control ceases.

A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as a change in equity by adjusting the carrying amount of the non-controlling interests with a corresponding adjustment of the equity attributable to equity holders of the Company less / plus the consideration paid or received.

Upon the disposal of a subsidiary resulting in loss of control, the Company:

- derecognizes the subsidiary's assets and liabilities.
- derecognizes the carrying amount of non-controlling interests.
- recognizes the fair value of the consideration received.
- recognizes the fair value of any remaining investment.
- reclassifies the components previously recognized in other comprehensive income (loss) on the same basis as would be required if the subsidiary had directly disposed of the related assets or liabilities.
- recognizes any resulting difference (surplus or deficit) as gain or loss.

In respect of profit sharing contractual arrangements that establish different rates than the ownership interests in those companies that also consist of distribution waterfalls, the Company adopts the hypothetical liquidation at book value approach, i.e. the share of the Company and the non-controlling interest holders in the subsidiary's earnings is calculated assuming that the subsidiary had recognized or distributed the assets based on their book value, taking into consideration other distributions and investments made.

d. Investments accounted for using the equity method:

The Company's investment in unconsolidated joint ventures is accounted for using the equity method.

Under the equity method, the investment in the unconsolidated joint venture is presented at cost with the addition of post-acquisition changes in the Company's share of net assets, including other comprehensive income of the associate or the unconsolidated joint venture. Gains and losses resulting from transactions between the Company and the associate or the unconsolidated joint venture are eliminated to the extent of the interest in the associate or in the unconsolidated joint venture.

The financial statements of the Company and of the unconsolidated joint venture are prepared as of the same dates and periods. The accounting policies applied in the financial statements of the associate or the unconsolidated joint venture are uniform and consistent with the policies applied in the financial statements of the Company.

Losses of an associate in amounts which exceed its equity are recognized by the Company to the extent of its investment in the associate.

The equity method is applied until the loss of joint control of the unconsolidated joint venture or its classification as an investment held for sale. The Company continues to apply the equity method even in cases where an investment in an unconsolidated joint venture becomes an investment in an associate. The Company applies the provisions of IFRS 5 to the investment or portion of the investment in an unconsolidated joint venture that is classified as held for sale. Any retained interest in this investment which is not classified as held for sale continues to be accounted for using the equity method.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

On the date of loss of significant influence or joint control, the Company measures any remaining investment in the unconsolidated joint venture at fair value and recognizes in profit and loss the difference between the fair value of any remaining investment plus any proceeds from the sale of the investment in the associate or the unconsolidated joint venture and the carrying amount of the investment on that date.

In respect of profit sharing contractual arrangements that establish different rates than the ownership interests in those companies that also consist of distribution waterfalls, the Company adopts the hypothetical liquidation at book value approach, i.e. the share of the Company and the non-controlling interest holders in the subsidiary's earnings is calculated assuming that the subsidiary had recognized or distributed the assets based on their book value, taking into consideration other distributions and investments made. Typically, the Company is entitled to preferred distributions until certain return targets are achieved. Once these return targets are achieved, based on a tiered waterfall calculation which may not be reflective of the Company's economic interest in the entity, distributions will be allocated to the Company and the other investor(s).

Joint arrangements are arrangements in which the Company has joint control. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require the unanimous consent of the parties sharing control.

Joint ventures:

In joint ventures the parties that have joint control of the arrangement have rights to the net assets of the arrangement. A joint venture is accounted for using the equity method.

e. Functional currency, presentation currency:

Functional currency and presentation currency:
The functional and presentation currency of the financial statements is the US dollar.

f. Deposits and Restricted Cash

Short-term deposits:

Short-term bank deposits are deposits with an original maturity of more than three months from the date of investment and which do not meet the definition of cash equivalents. The deposits are presented according to their terms of deposit.

Long-term deposits:

Long-term bank deposits primarily consists of lender escrow impounds, funds for future construction obligations, and deposits related to future asset sales.

Restricted cash:

Certain cash balances are subject to contractual or enforceable restrictions and therefore are not available for general corporate purposes. Restricted cash primarily consists of lender-controlled accounts established under the terms of the Company's secured borrowing arrangements. Typically, cash becomes restricted when the loan becomes in default and the lender has the ability to exercise its rights related to cash. Additional restrictions exist for certain escrowed amounts or amounts related to security deposits.

g. Revenue recognition:

Revenue from contracts with customers is recognized when the control over the goods or services is transferred to the customer. The transaction price is the amount of the consideration that is expected to be received based on the contract terms, excluding amounts collected on behalf of third parties.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

Revenue from rendering of services is recognized over time, during the period the customer simultaneously receives and consumes the benefits provided by the Company's performance. The Company charges its customers based on payment terms agreed upon in specific agreements.

When payments are made before or after the service is performed, the Company recognizes the resulting contract asset or liability.

The specific criteria for revenue recognition which must be fulfilled for the following types of revenues are as follows:

1. Revenues from rental fees are recognized in the financial statements over the rental period.

2. Revenues from hospitality services are recognized in the financial statements as the services are rendered.
3. Revenues from hotel management fees are recognized in the financial statements on an accrual basis over the term of the management of the hotel.

h. Financial instruments:

Financial liabilities:

Financial liabilities measured at amortized cost

Financial liabilities are initially recognized at fair value less transaction costs that are directly attributable to the issue of the financial liability.

After initial recognition, the Company measures all financial liabilities at amortized cost using the effective interest method.

Derecognition of financial liabilities:

A financial liability is derecognized only when it is extinguished, that is when the obligation specified in the contract is discharged or canceled or expires. A financial liability is extinguished when the debtor discharges the liability by paying in cash, other financial assets, goods or services; or is legally released from the liability.

When there is a modification in the terms of an existing financial liability, the Company evaluates whether the modification is substantial, taking into account qualitative and quantitative information.

If the terms of an existing financial liability are substantially modified or a liability is exchanged for another liability from the same lender with substantially different terms, the modification or exchange is accounted for as an extinguishment of the original liability and the recognition of a new liability. The difference between the carrying amounts of the above liabilities is recognized in profit or loss.

If the modification in the terms of an existing liability is not substantial or if a liability is exchanged for another liability from the same lender whose terms are not substantially different, the Company recalculates the carrying amount of the liability by discounting the revised cash flows at the original effective interest rate and any resulting difference is recognized in profit or loss.

i. Taxes on income:

According to the relevant tax laws in the BVI and in the U.S., substantially all of the Company’s entities are considered “pass through” entities.

In order to continue to qualify as a REIT, the Parent Company conducts certain business activities through a taxable REIT subsidiary (“TRS”). Any TRSs the Company forms will incur taxes or accrue tax benefits consistent with a “C” corporation.

j. Investment properties:

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

Investment properties consist of land or buildings (or both) held by the owner (lessor under an operating lease) or by the lessee under a finance lease to earn rentals or for capital appreciation or both rather than for use in the production or supply of goods or services, for administrative purposes or for sale in the ordinary course of business.

Investment property is derecognized on disposal or when the investment property ceases to be used and no future economic benefits are expected from its disposal. The difference between the net disposal proceeds and the carrying amount of the asset is recognized in profit or loss in the period of the disposal.

Investment property is measured initially at cost, including costs directly attributable to the acquisition. After initial recognition, investment properties are measured at fair value which reflects market conditions at the reporting date. Gains or losses arising from changes in the fair value of investment properties are included in profit or loss when they arise. Investment properties are not systematically amortized.

In determining the fair value of investment properties, the Company relies on valuations performed by external independent valuation specialists who are experts in real estate valuations and who have the necessary knowledge and experience, as well as their advisors. The fair value measurement is classified as Level 3 in the fair value hierarchy.

k. Fair value measurement:

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

All assets and liabilities measured at fair value or for which fair value is disclosed are categorized into levels within the fair value hierarchy based on the lowest level input that is significant to the entire fair value measurement:

Level 1    - quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2    - inputs other than quoted prices included within Level 1 that are observable directly or indirectly.
Level 3    - inputs that are not based on observable market data (valuation techniques which use inputs that are not based on observable market data).

l. Held for sale classification:

Investment properties are classified as held for sale when their carrying amount is expected to be recovered principally through a sale transaction rather than through continued rental, development, or operational use.

This classification is achieved only when the investment property (or disposal group) is available for immediate sale in its present condition, subject only to terms that are usual and customary for such transactions, and the sale is highly probable. A sale is considered highly probable when the Company has approved and committed to a formal plan to dispose of the property, an active program to locate a buyer has been initiated (including engagement of brokers, listing, or active negotiations), the property is being marketed at a price that is reasonable relative to current market conditions, and the sale is expected to be completed within one year. The likelihood of significant changes to or withdrawal from the plan must be low.

Upon classification as held for sale, the property is measured at the lower of its carrying amount and fair value less costs to sell, which typically include broker commissions, legal fees, transfer taxes, and closing costs. Any resulting write-down is recognized immediately in profit or loss within fair value adjustment of investment properties. Subsequent increases in fair value less costs to sell are recognized only to the extent of cumulative impairment losses previously recorded.

NOTE 3: SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS USED IN THE PREPARATION OF THE FINANCIAL STATEMENTS

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

In the process of applying the significant accounting policies, the Company has made the following judgments which have the most significant effect on the amounts recognized in the financial statements:

Estimates and assumptions:

The preparation of the financial statements requires the Company to make estimates and assumptions that have an effect on the application of the accounting policies and on the reported amounts of assets, liabilities, revenues and expenses. Changes in accounting estimates are reported in the period of the change in estimate.

The key assumptions made in the financial statements concerning uncertainties at the reporting date and the critical estimates computed by the Company that may result in a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

Investment properties:

Investment properties that can be reliably measured are presented at fair value at the reporting date. Changes in the fair value are recognized in profit or loss. Fair value is determined generally by external independent valuation specialists using valuation techniques and assumptions as to estimates of projected future cash flows from the property and estimate of the appropriate discount rate for these cash flows. When possible, fair value is determined based on recent real estate transactions with similar characteristics and location of the valued property.

In determining the fair value of investment properties, valuation specialists and the Company's management are required to use certain assumptions in order to estimate the future cash flows from the properties regarding the required yield rates on the Company's properties, the future rental rates, occupancy rates, lease renewals, the probability of leasing vacant spaces, property operating expenses, the financial strength of tenants and the implications of any investments for future development. Changes in the assumptions that are used to measure investment properties may lead to a change in fair value.

NOTE 4: DISCLOSURE OF NEW STANDARDS IN THE PERIOD PRIOR TO THEIR ADOPTION
FINANCIAL INSTRUMENTS

The standards and interpretations applicable to the Company that are issued, but not yet effective, up to the date of issuance of the Company’s consolidated financial statements are discussed below. The Company has not early adopted these standards and amendments and intends to adopt them, if applicable, when they become effective.

IFRS 18 “Presentation and Disclosures in Financial Statements”:

On April 9, 2024, the IASB issued IFRS 18 “Presentation and Disclosures in Financial Statements” to set out requirements for the presentation and disclosure of information in general purpose financial statements. IFRS 18 introduces new requirements for presentation within the statement of profit or loss, including specified totals and subtotals. Furthermore, entities are required to classify all income and expenses within the statement of profit or loss into one of five categories: operating, investing, financing, income taxes and discontinued operations, whereof the first three are new. It also requires disclosure of newly defined management-defined performance measures, subtotals of income and expenses, and includes new requirements for aggregation and disaggregation of financial information based on the identified roles of the primary financial statements and the notes. The standard is effective for annual periods beginning on or after January 2027. The Company is currently assessing the impact of the new standard.

NOTE 5: INVESTMENT PROPERTIES

As of December 31, 2025, the Company owned six office complexes, encompassing, in the aggregate, 1.8 million rentable square feet and these properties were 64% (2024 — 67%) occupied. In addition, the Company owned one residential home portfolio consisting of 2,077 residential homes and one apartment property, containing 317 units, which were 92% (2024 — 93%) and 87% (2024 — 92%) occupied, respectively. The Company also owned three investments in undeveloped land with 247 developable acres and one office/retail development property. Additionally, the Company had one office complex classified as held for sale.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

The following table provides summary information regarding the Company's investment properties as of December 31, 2025 and 2024 (in thousands):

					Fair value as of December 31,
Property	Date Acquired or Foreclosed on	City	State	Property Type	2025	2024	Ownership %
Richardson Office (1)	11/23/2011	Richardson	TX	Office	$21,000	$35,428	100%
Park Centre	3/28/2013	Austin	TX	Office	19,200	31,612	100%
The Marq	3/1/2018	Minneapolis	MN	Office	64,030	88,187	100%
Eight & Nine Corporate Centre	6/8/2018	Franklin	TN	Office	55,000	70,711	100%
Lincoln Court (2)	10/5/2020	Campbell	CA	Office	24,600	40,683	100%
Oakland City Center	10/5/2020	Oakland	CA	Office	57,400	88,709	100%
Madison Square (3)	10/5/2020	Phoenix	AZ	Office	24,700	36,636	90%
Residential Homes Portfolio (4)	Various	Various	Various	Residential Homes	360,598	395,595	100%
1180 Raymond	8/20/2013	Newark	NJ	Apartment	60,300	70,744	100%
Richardson Land (1)	11/23/2011 and 9/14/2014	Richardson	TX	Undeveloped Land	7,000	22,080	100%
Park Highlands Land (5)	12/30/2011 and 12/30/2013	North Las Vegas	NV	Undeveloped Land	102,141	102,141	100%
210 West 31st Street	10/5/2020	New York	NY	Office/Retail	24,700	29,000	80%
Georgia 400 Center (6)	5/23/2019	Alpharetta	GA	Office	—	66,277	100%
Crown Pointe (7)	2/14/2017	Dunwoody	GA	Office	—	80,142	100%
					$820,669	$1,157,945
_____________________
(1) As of December 31, 2025, the Company classified the Richardson Office and Land investment properties as held-for-sale in accordance with IFRS 5. The assets met the criteria for classification as held-for-sale, as their carrying amounts will be recovered principally through a sale transaction rather than through continuing use. Management is committed to a plan to sell the assets, is highly probable, and the sale is expected to be completed within twelve months. The fair value is based on a market approach, utilizing observable inputs derived from recent executed purchase and sale agreements, as well as other relevant market data. As of the approval date of the consolidated financial statements, no binding agreement is currently in place. Refer to Note 1e for additional details.
(2) As of December 31, 2025, the Company classified the Lincoln Court investment property as held-for-sale in accordance with IFRS 5. The assets met the criteria for classified as held-for-sale, as their carrying amounts will be recovered principally through a sale transaction rather than through continuing use. Management is committed to a plan to sell the assets, is highly probable, and the sale is expected to be completed within twelve months. As of the approval date of the consolidated financial statements, the Company, at the request of the mortgage lender for this property, has entered into a purchase and sale agreement for the this property. The purchaser is not affiliated with the Company or the Company’s advisors. While the transaction remains subject to customary closing conditions, there can be no assurance that the sale will be completed. Refer to Note 14 for additional details.
(3) As of December 31, 2025, the Company classified the Madison Square investment property as held-for-sale in accordance with IFRS 5. The assets met the criteria for classified as held-for-sale, as their carrying amounts will be recovered principally through a sale transaction rather than through continuing use. Management is committed to a plan to sell the assets, is highly probable, and the sale is expected to be completed within twelve months. Subsequent to December 31, 2025 and prior to the approval date of the consolidated financial statements, the Company was in maturity default under the mortgage loan secured by the property. As a result, the mortgage lender exercised its contractual rights and placed the property into a receivership. Refer to Note 14 for additional details.
(4) As of December 31, 2025, the Company classified 625 residential homes as held-for-sale in accordance with IFRS 5. The assets met the criteria for classified as held-for-sale, as their carrying amounts will be recovered principally through a sale transaction rather than through continuing use. Management is committed to a plan to sell the assets, is highly probable, and the sale is expected to be completed within twelve months.
(5) As of December 31, 2025, the Company entered into a purchase and sale agreement to sell all remaining Park Highlands Land in two tranches, with expected closings in December 2026 and 2027 and gross purchase prices of $52.3 million and $49.9 million, respectively. As of December 31, 2025, the Company had received a $10.0 million deposit from the buyer, which will be applied against the purchase price of the remaining two tranches upon closing. In connection with previously executed amendments to the purchase and sale agreements extending the contractual closing dates, the buyer is also obligated to pay an amount equal to 6% of the consideration for the outstanding tranches until closing. Based on the current contractual terms, such amounts are approximately $0.5 million per month through the expected closing of the first remaining tranche in December 2026 and approximately $0.3 million per month through the expected closing of the final tranche in December 2027. Based on the executed agreement and the Company’s assessment that the sale of the first tranche is highly probable and expected to be completed within 12 months, the Company classified the December 2026 tranche as held-for-sale in the accompanying consolidated statements of financial position. The purchaser is not affiliated with the Company or the Company’s advisors. While the transaction remains subject to customary closing conditions, there can be no assurance that the sale will be completed.
(6) In July 2025, the Company sold the Georgia 400 Center for $39.1 million, before closing costs and credits. The sales price approximated the fair value as of June 30, 2025. In connection with the sale, the Company was released from the lien securing $39.5 million of the outstanding principal due under the secured mortgage loan and recognized a gain on extinguishment of debt of $0.9 million. The purchaser was not affiliated with the Company or the Company's advisors.
(7) In November 2025, the Company sold Crown Pointe for $38.0 million, before closing costs and credits. The sales price approximated the fair value as of September 30, 2025. In connection with the sale, the Company was released from the lien securing $54.7 million of outstanding principal due under the

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

secured mortgage loan and recognized a gain on extinguishment of debt of $20.5 million. The purchaser was not affiliated with the Company or the Company's advisors.

The following are the movements in the investment properties during the years ended December 31, 2025 and 2024 (in thousands):

	December 31,
	2025	2024
Balance as of January 1	$1,157,945	$1,493,587
Additions	5,990	31,965
Disposals	(76,456)	(244,467)
Fair value adjustments, net	(266,810)	(123,140)
Investment properties held for sale	(238,808)	—
Balance as of December 31	$581,861	$1,157,945

Operating Leases:

Certain of the Company's real estate properties are leased to tenants under operating leases for which the terms and expirations vary. As of December 31, 2025, the leases, excluding options to extend and apartment leases, which have terms that are generally one year or less, had remaining terms of up to 14.7 years with a weighted-average remaining term of 3.7 years. Some of the leases have options to extend the lease agreements, options for early termination after paying a specified penalty and other terms and conditions as negotiated. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. Generally, upon the execution of a lease, the Company requires a security deposit from tenants in the form of a cash deposit and/or a letter of credit. The amount required as a security deposit varies depending upon the terms of the respective leases and the creditworthiness of the tenant, but generally are not significant amounts.

As of December 31, 2025, the future minimum rental income from the Company's office complexes, under non-cancelable operating leases was as follows (in thousands):

December 31,
2025
2026	$31,671
2027	28,176
2028	22,955
2029	18,719
2030	15,165
Thereafter	26,745
$143,431

NOTE 6: PROPERTY PLANT AND EQUIPMENT - HOTEL, NET

Property, plant and equipment are measured at cost, including directly attributable acquisition costs, less accumulated depreciation, accumulated impairment losses.

As of December 31, 2025, the Company owned one hotel property (90% ownership). The following is a hotel reconciliation for the years ended December 31, 2023, 2024 and 2025 (in thousands):

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

	Land	Building and Improvements	Total Cost	Accumulated Depreciation	Hotel, Net
Balance, January 1, 2023	$2,669	$41,805	$44,474	$(2,777)	$41,697
Additions	—	200	200	(1,263)	(1,063)
Balance, December 31, 2023	$2,669	$42,005	$44,674	$(4,040)	$40,634
Additions	—	568	568	(1,178)	(610)
Impairment	—	(6,400)	(6,400)	—	(6,400)
Balance, December 31, 2024	$2,669	$36,173	$38,842	$(5,218)	$33,624
Additions	—	61	61	(964)	(903)
Impairment (1)	(862)	(12,891)	(13,753)	1,232	(12,521)
Balance, December 31, 2025	$1,807	$23,343	$25,150	$(4,950)	$20,200
_____________________
(1) During the year ended December 31, 2025, the Company identified indicators of impairment related to the Q&C Hotel, including declines in operating performance and occupancy. Accordingly, the Company performed an impairment assessment in accordance with IAS 36 Impairment of Assets. The recoverable amount of the Q&C hotel was $20.2 million and was determined based on the higher of its value in use and fair value less costs of disposal.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 7: NOTES AND BONDS PAYABLE

As of December 31, 2025 and 2024, the Company's notes and bonds payable consisted of the following (in thousands):

	Book Value as of December 31, 2025	Book Value as of December 31, 2024	Contractual Interest Rate as of December 31, 2025 (1)	Effective Interest Rate at December 31, 2025 (1)	Payment Type (2)	Maturity Date (3)
Series B Bonds (4)	$121,705	$127,486	5.18%	5.18%	(4)	01/31/2026 (4)
Series D Bonds (4)	184,032	161,436	11.00%	11.00%	(4)	02/28/2029 (4)
PORT Mortgage Loan 1	31,793	31,792	4.74% + 4.00% Default	8.74%	Interest Only	12/01/2025 (5)
PORT Mortgage Loan 2	10,523	10,523	4.72%	4.72%	Interest Only	03/01/2026 (5)
PORT MetLife Loan 1	54,796	55,939	3.90%	3.90%	Interest Only	04/10/2026 (5)
PORT MetLife Loan 2	92,857	93,275	3.99%	3.99%	Interest Only	04/10/2026 (5)
Lincoln Court Mortgage Loan	31,325	31,325	SOFR + 3.25% + 5.00% Default	11.92%	Interest Only	08/07/2025 (6)
Madison Square Mortgage Loan	20,040	20,722	8.50% + 5.00% Default (7)	13.50%	Interest Only	11/30/2025 (7)
Bank of America Mortgage Loan	152,636	156,836	SOFR + 2.75% + 3.00% Default	9.42%	Principal & Interest	09/01/2026 (8)
WhiteHawk Loan	80,000	—	SOFR + 6.50% + 3.00% Default	13.17%	Interest Only	12/01/2027 (9)
Q&C Hotel Mortgage Loan	21,725	21,966	7.50% (10)	7.50%	Principal & Interest	02/06/2026 (10)
Richardson Office Mortgage Loan	11,782	12,018	7.50% (10)	7.50%	Principal & Interest	02/06/2026 (10)
Eight & Nine Corporate Centre Mortgage Loan	19,142	20,000	8.90% (11)	8.90%	Interest Only	02/09/2026 (11)
Crown Pointe Mortgage Loan	—	54,738	(12)	(12)	(12)	(12)
Series C Bonds	—	39,049	(12)	(12)	(12)	(12)
Georgia 400 Center Mortgage Loan	—	39,662	(12)	(12)	(12)	(12)
Total Notes and Bonds Payable principal outstanding	832,356	876,767
Deferred financing costs and debt discount and premium, net (13)	(7,584)	(11,475)
Total Notes and Bonds Payable, net	$824,772	$865,292
_____________________
(1) Contractual and effective interest rate was calculated as the actual interest rate in effect as of December 31, 2025 (consisting of the contractual interest rate, contractual floor rates, and default rates, where applicable), using Secured Overnight Financing Rate (“SOFR”) or Wall Street Journal Prime Rate (“WSJ Prime”) as of December 31, 2025, where applicable, except where noted otherwise.
(2) Represents the payment type required under these loans as of December 31, 2025. Certain future monthly payments due under these loans also include amortizing principal payments.
(3) Represents the initial contractual maturity date, or the maturity date as extended, as of December 31, 2025. For additional information regarding the Company’s contractual obligations under its notes and bonds payable, see the five-year maturity table below. Maturity Date does not reflect the date of any default; refer to the individual notes for the applicable default dates.
(4) As of December 31, 2025, the Company was in default on the Series Bonds due to covenant breaches. See “Israeli Bond Financings” below for a description of the specific covenant defaults and Note 1f for additional details. Subsequent to December 31, 2025, the Bondholders requested that the Israeli court approve a debt arrangement for the Series Bonds.
(5) As of December 31, 2025, the PORT Mortgage Loan 1 was in a maturity default and subject to an additional default interest of 4.00%. Subsequent to December 31, 2025, the PORT Mortgage Loan 1 and 2 were paid down by $1.6 million and $0.5 million, respectively and both loans were extended to May 1, 2026 and PORT Mortgage Loan 2 became subject to an additional default interest of 4.00%.
Subsequent to December 31, 2025, the PORT MetLife Loan 1 and 2 were extended to May 10, 2026 and the effective interest rate increased to 7.43%, per annum, for both loans. In addition, the Company paid an extension fee of $0.4 million, representing 0.25% of the outstanding principal balance. Such extension did not constitute an event of default.
(6) As of December 31, 2025, the Company was in a maturity default and subject to additional default interest of 5.00% and a cash sweep. Subsequent to December 31, 2025, the Company received an updated notice from the lender regarding the default and the lender has initiated steps to sell the collateral property. Additionally, this loan is guaranteed by a subsidiary of the Company for the full principal balance of the loan and interest has been unpaid since July 2025. As of the approval date of the consolidated financial statements, the Company, at the request of the lender, has entered into a purchase and sale agreement for the property secured under this mortgage loan. Refer to Note 14 for additional details.
(7) The effective interest rate is at the higher of WSJ Prime plus 1.00% or 8.50%. As of December 31, 2025, the Company was in a maturity default and subject to additional default interest of 5.00%. Subsequent to December 31, 2025, the Company received a notice of default from the lender for immediate repayment of the full principal and outstanding interest and placed the property secured under this mortgage loan under a receivership. This loan is guaranteed by a subsidiary of the Company for the full principal balance of the loan and interest has been unpaid since October 2025. Refer to Note 14 for additional details.
(8) The loan is cross-collateralized by the associated properties: Park Centre, 1180 Raymond, The Marq, and Oakland City Center. As of December 31, 2025, the loan was in payment default, due to unmet debt service obligations (principal and interest) since September 1, 2025 and was subject to additional default interest of 3.00% and a cash sweep. The cash sweep will hold funds from operations related to the associated properties and will be managed by the lender and utilized for necessary operational expenses. Subsequent to December 31, 2025, the Company engaged with Bank of

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

America regarding a potential forbearance agreement to address the default. The outcome of these discussions remains uncertain, and the terms of any agreement could affect the Company’s obligations under the loan and related properties. Refer to Note 14 for additional details.
(9) In July 2025, the one of the Company’s subsidiaries entered into an $80.0 million loan agreement with WhiteHawk (see Note 1c for additional details). The loan carries an annual interest rate of one-month SOFR plus 6.50%, with a SOFR floor of 3.50%, and is secured by the Company’s undeveloped lands in Park Highlands and Richardson, and 210 West 31st Street, and is guaranteed by a subsidiary of the Company for the full principal balance of the loan. As of December 31, 2025, the Company was in default on this loan due to a cross-default related to the Series Bonds (see note 4, above) and was subject to additional default interest of 3.00%. Refer to Note 14 for additional details.
(10) These loans are cross-collateralized by the Richardson Office and Q&C Hotel properties. The effective interest rate is at the higher of one-month SOFR plus 3.50% or 7.50%. As of December 31, 2025, the Company entered into a purchase and sale agreement to sell the Richardson Office property and the sale requires approval from the lender due to the cross-collateralization of these loans. Subsequent to December 31, 2025, the agreement expired. Refer to Note 1e for additional details. The Company was in maturity default on this loan and recognizing default interest of 5.00% starting in February 2026, in addition to the original contractual rate, since interest was paid through through February 6, 2026.
(11) The effective interest rate is at the higher of one-month SOFR plus 4.90% or 8.90%. As of December 31, 2025, the Company was in default with this loan due to a violation of the net worth guarantor covenant and subsequent to December 31, 2025, the Company entered into a loan amendment which removed the net worth guarantor covenant and extended this loan to February 9, 2027. Since the default interest was waived, no adjustment was recorded. Refer to Note 14 for additional details.
(12) These loans were extinguished during the year ended December 31, 2025.
(13) Represents the unamortized premium/discount on notes and bonds payable due to the above- and below-market interest rates when the debt was assumed. The discount/premium is amortized over the remaining life of the notes and bonds payable.
During the years ended December 31, 2025, 2024, and 2023, the Company incurred $76.1 million, $71.9 million and $68.2 million of finance expense, respectively. Included in finance expense for the years ended December 31, 2025, 2024 and 2023, was $7.3 million, $9.4 million and $9.6 million, respectively of amortization of deferred financing costs and debt discount and premium, net. Additionally, during the years ended December 31, 2024 and 2023, the Company capitalized $4.5 million and $3.7 million of finance expenses, respectively, to its investments in undeveloped land. No interest was capitalized during the year ended December 31, 2025.

The following table presents the contractual maturity analysis of notes and bonds payable outstanding as of December 31, 2025 and 2024. The amounts represent undiscounted contractual cash flows, including principal and interest payments, and assume the exercise of extension options where the Company has a substantive right to defer settlement at the reporting date (in thousands):

	As of December 31, 2025
	Principal	Interest (1)	Total
2026	$832,356	$22,405	$854,761
_____________________
(1) Interest included in the maturity schedule is calculated based on the outstanding principal balance as of December 31, 2025 and the applicable contractual interest rate. For loans that were in default as of December 31, 2025, the Company has presented only the amount of interest accrued through the reporting date. Due to the ongoing negotiations with the respective lenders and the uncertainty regarding the timing and amount of future payments, the Company is unable to reasonably estimate the remaining contractual interest payments associated with such loans.

	As of December 31, 2024
	Principal	Interest	Total
2025	$177,969	$53,565	$231,534
2026	310,844	40,428	351,272
2027	93,600	28,306	121,906
2028	199,820	18,527	218,347
2029	94,534	2,195	96,729
	$876,767	$143,021	$1,019,788

Israeli Bonds Financing

As of December 31, 2025, the Company’s had Series Bonds outstanding of 975.3 million Israeli new shekels ($305.7 million as of December 31, 2025). During the year ended December 31, 2025, the Company repaid 75.4 million Israeli new shekels ($21.0 million as of January 31, 2025) of the remaining January 31, 2025 Series B bond payment and early repaid 142.0 million Israeli new shekels ($42.2 million as of July 29, 2025) of the remaining Series C bond.

The deeds of trust that govern the terms of the Series Bonds contain various financial covenants:

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

The Series B bonds contains the following covenants: (i) Consolidated Equity Capital of the Company (not including minority rights) shall not be less than USD 475 million; (ii) the Net Adjusted Financial Debt to Net Adjusted Cap shall not exceed a rate of 75%; (iii) Adjusted NOI shall be no lower than USD 35 million; and (iv) the consolidated scope of the projects for development of the Company shall not exceed 10% of the adjusted balance. As of December 31, 2025, the Company the covenants calculated under the deed of trust of the Series B Bonds were as follows: (i) Consolidated Equity Capital of the Company as of December 31, 2025 was $80.5 million; (ii) the Net Adjusted Debt to Net Adjusted Cap was 93.0%; (iii) the Adjusted NOI was $43.5 million for the trailing twelve months ended December 31, 2025; and (iv) the consolidated scope of projects was $0 as of December 31, 2025.

The Series D bonds contains the following covenants: (i) Consolidated Equity Capital of the Company (not including minority rights) shall not be less than USD 450 million; (ii) the Net Adjusted Financial Debt to Net Adjusted Cap shall not exceed a rate of 75%; (iii) Adjusted NOI shall be no lower than USD 35 million. As of December 31, 2025, the Company was the covenants calculated under the deed of trust of the Series D Bonds were as follows: (i) Consolidated Equity Capital of the Company as of December 31, 2025 was $80.5 million; (ii) the Net Adjusted Debt to Net Adjusted Cap was 93.0%; (iii) and the Adjusted NOI was $43.5 million for the trailing twelve months ended December 31, 2025.

As of December 31, 2025, the Company was not in compliance with financial and nonfinancial covenants related to the Series Bonds and has entered into the Standstill. See Note 1 for further details.

Below is a table showing the changes in notes and bonds payable arising from financing activities for the years ended December 31, 2025 and 2024 (in thousands):

	January 1, 2025	Cash Flows	Foreign Exchange Movement	Other (1)	December 31, 2025
Current notes payable	$157,316	$(51,894)	$—	$421,197	$526,619
Current bonds	20,653	(20,653)	3,088	302,649	305,737
Non-current notes payable	391,481	(33,631)	—	(357,850)	—
Non-current bonds	307,317	(39,049)	37,468	(305,736)	—
	$876,767	$(145,227)	$40,556	$60,260	$832,356

	January 1, 2024	Cash Flows	Foreign Exchange Movement	Other (1)	December 31, 2024
Current notes payable	$163,823	$(89,399)	$—	$82,892	$157,316
Current bonds	107,241	(107,241)	(1,119)	21,772	20,653
Non-current notes payable	460,813	13,560	—	(82,892)	391,481
Non-current bonds	313,944	14,200	945	(21,772)	307,317
	$1,045,821	$(168,880)	$(174)	$—	$876,767
_____________________
(1) This column includes the effect of reclassification and debt extinguishments of non-current and current notes and bonds payable and for the years ended December 31, 2025 and 2024.

NOTE 8: LEASE OBLIGATION AND ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

As of December 31, 2025 and 2024, the Company's finance lease for 210 West 31st Street is included in the accompanying consolidated statements of financial position as follows:

	December 31,
	2025	2024
Right-of-use asset (included in investment properties, in thousands)	$4,955	$6,014
Lease obligation (in thousands)	9,704	9,632

Remaining lease term	88.0 years	89.0 years
Discount rate	4.8%	4.8%

As of December 31, 2025, the Company had a leasehold interest expiring on 2114. Future minimum lease payments owed by the Company under the finance lease as of December 31, 2025 are as follows (in thousands):

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

2026	$396
2027	396
2028	396
2029	396
2030	396
Thereafter	50,589
Total expected minimum lease obligations	52,569
Less: Amount representing interest (1)	(42,865)
Present value of net minimum lease obligations	$9,704
_____________________
(1) Interest includes the amount necessary to reduce the total expected minimum lease obligations to present value calculated at the Company’s incremental borrowing rate at acquisition.

As of December 31, 2025 and 2024, the Company had accounts payable and accrued liabilities as follows (in thousands):

	December 31,
	2025	2024
Accrued interest	$19,296	$11,040
Accrued real estate taxes	7,007	7,839
Accrued capital improvements	6,196	5,344
Others	5,988	3,773
	$38,487	$27,996

NOTE 9: FAIR VALUE DISCLOSURES

The following is a summary of the methods and assumptions used by the Company in estimating the fair value of each class of financial instruments for which it is practicable to estimate the fair value:

Notes and bonds payable: The Company has not disclosed the fair value of its notes payable as management has determined that the carrying amounts represent a reasonable approximation of fair value. This assessment considers the default status of the loans, ongoing negotiations with lenders, and the expectation that any settlement would approximate the recorded obligations. Accordingly, the Company has not performed a separate fair value determination for these instruments. The Series Bonds are publicly traded on the Tel-Aviv Stock Exchange and the fair values are based on the quoted price and the Company classifies this input as a Level 1 input.

Investment properties: The fair value of the Company’s investment properties are generally determined based on valuations performed by independent external valuation experts who hold recognized and relevant professional qualifications and which have experience in the location and category of the property being valued. The fair value was determined with reference to recent real estate transactions for similar properties in the same location as the property owned by the Company and based on the expected future cash flows from the property, if applicable. In assessing cash flows, risk is taken into account by using an investment yield that reflects the property's underlying risks supported by the standard yield in the real estate market and by including adjustments for the specific characteristics of the property and the level of future income therefrom. Additionally, fair values are impacted by economic conditions, including potential impact of distressed or forced-sale scenarios resulting from debt defaults and lender pressures. Land held for capital appreciation and certain investment properties under construction (those for which development activities are underway but construction have not commenced) are generally valued based on comparable sales transactions. These fair value measurement are classified as Level 3 in the fair value hierarchy. Investment properties that are valued based on quoted prices, such as executed purchase and sales agreements are classified as Level 2 in the fair value hierarchy.

Financial assets at fair value through profit or loss: The Company's real estate equity securities are presented at fair value in the accompanying consolidated statements of financial position. The fair value of the Company's real estate equity securities were based on quoted prices in an active market on a major stock exchange. The Company classifies this input as a Level 1 input.

The following were the carrying amounts and fair values of the Company's financial liabilities as of December 31, 2025 and 2024, which carrying amounts do not approximate the fair values (in thousands):

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

	December 31, 2025		December 31, 2024
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial liabilities:
Series Bonds	$302,004	$196,275	$319,386	$329,141

Disclosure of the fair value of financial instruments is based on pertinent information available to the Company as of the period end and requires a significant amount of judgment. This has made the estimation of fair values difficult and, therefore, both the actual results and the Company's estimate of value at a future date could be materially different.

As of December 31, 2025, the Company measured the following assets at fair value (in thousands):

		Fair Value Measurements Using
	Total	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
		(Level 1)	(Level 2)	(Level 3)
Recurring Basis:
Investment properties	$820,669	$—	$104,890	$715,779
Financial assets at fair value through profit or loss	$15,079	$15,079	$—	$—

As of December 31, 2024, the Company measured the following assets at fair value (in thousands):

		Fair Value Measurements Using
	Total	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
		(Level 1)	(Level 2)	(Level 3)
Recurring Basis:
Investment properties	$1,157,945	$—	$—	$1,157,945
Financial assets at fair value through profit or loss	$13,154	$13,154	$—	$—

Significant assumptions (based on weighted averages, except for land) used in the valuations are presented below:

	December 31,
	2025	2024
Investment properties:
Strategic Opportunistic - Income Producing Properties
Average rent per square foot	$26.6	$25.9
Terminal capitalization rate	8.5%	7.2%
Discount rate	10.3%	8.4%
Vacancy	5 - 20%	5 - 15%

Strategic Opportunistic - Land
Fair value per acre (in thousands)	458	458-690

Residential Homes
Capitalization rate	4.0%	4.1%

The table below presents the sensitivity of the valuation to changes in the most significant assumptions underlying the valuation of investment properties (in thousands):

December 31,
2025	2024

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

	Increase (Decrease) on the Fair Value due to
	Decrease of 25 basis	Increase of 25 basis	Decrease of 25 basis	Increase of 25 basis
Investment properties:
Strategic Opportunistic
Terminal capitalization rates	$4,574	$(4,927)	$11,346	$(10,429)

Residential Homes
Capitalization rates	$23,394	$(20,666)	$25,873	$(22,880)

NOTE 10: RELATED PARTY TRANSACTIONS

Pacific Oak Capital Advisors, LLC

The Parent Company previously entered into an advisory agreement with POCA. Pursuant to the advisory agreement, POCA conducted the Parent Company's operations and managed its portfolio of investments (excluding residential homes), which the Parent Company holds indirectly through the Company. The Parent Company was obligated to pay POCA specified fees upon the provision of certain services related to the management of the Parent Company's operations and for other services including, but not limited to, the following: (1) an acquisition fee equal to 1.0% of the cost of investments acquired, or the amount funded by the Company to acquire or originate mortgage, mezzanine, bridge or other loans, including any acquisition and origination expenses related to such investments and any debt attributable to such investments; (2) a monthly asset management fee equal to one-twelfth of 1.0% of the lesser of (i) the amount paid or allocated to acquire or fund the loan or other investment, inclusive of acquisition and origination fees and expenses related thereto and the amount of any debt associated with or used to acquire or fund such investment and (ii) the outstanding principal amount of such loan or other investment, plus the acquisition and origination fees and expenses related to the acquisition or funding of such investment, as of the time of calculation; and (3) a disposition fee of 1.0% of the contract sales price of each property or other investment sold; provided, however, in no event may the disposition fees exceed 6.0% of the contract sales price. Concurrent with the placement of the Series Bonds and the admission to trading on the Tel-Aviv Stock Exchange, an agreement between the Company and the Parent Company came into effect which constitute a back-to-back agreement to the advisory agreement (the “Back-to-Back Agreement”). Subsequent to December 31, 2025, the Company terminated its advisory agreement with POCA, which resulted in the effective termination of the related Back-to-Back Agreement. The Company subsequently entered into new advisory agreements. Refer to Note 14 for further information.

Pursuant to the terms of these agreements, summarized below are the related-party costs incurred by the Company (in thousands).

	Year Ended December 31,
	2025	2024	2023
Expensed
Asset management fees (1)	$9,641	$15,622	$15,415
Property management fees (2)	—	2,717	2,883
Disposition fees (3)	—	1,932	1,255
Reimbursable offering costs (4)	—	—	894
	$9,641	$20,271	$20,447
_____________________
(1) Asset management fees during the year ended December 31, 2025, was related to the Back-to-Back Agreement. Fees during the years ended December 31, 2024 and 2023 was related to the Back-to-Back Agreement and Pacific Oak Residential Advisors, LLC, the previous affiliate that managed the Company’s residential portfolio.
(2) Property management fees paid to DMH Realty, LLC, a previous affiliate through December 19, 2024 are recognized as operating, maintenance, and management expenses in the accompanying consolidated statements of profit or loss.
(3) Disposition fees with respect to real estate properties sold are recognized as a component of the gain or loss on sale of real estate in the accompanying consolidated statements of profit or loss.
(4) Reimbursable offering costs to the Advisor related to the terminated PORT private offering.

POCA Loan

During the year ended December 31, 2025, the Operating Partnership entered into loan agreements and subsequently amended loan agreements with POCA and a loan agreement between the Company and the Operating Partnership came

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

into effect (the “POCA Loan”). As of December 31, 2025, the outstanding principal loan balance was $10.0 million, carried an annual interest rate of 10.00%, and matures to the earlier of June 30, 2028 or a triggering event. The loan interest is recognized as finance expenses, net in the accompanying consolidated statements of profit or loss. Additionally, the loan is secured by equity of PORT, the Company’s subsidiary and is recognized as due to affiliates in the accompanying consolidated statements of financial position. Subsequent to December 31, 2025, the Operating Partnership received a notice of default and reservation of rights letter from POCA. Refer to Note 14 for additional details.

Due to Affiliates

As of December 31, 2025, the due to affiliates balance of $18.0 million consists of $10.0 million for the POCA Loan, $7.3 million of asset management fees due under the Back-to-Back Agreement, and $0.7 million of reimbursable fees. As of December 31, 2024, the due to affiliates balance of $12.7 million consists of $12.0 million of asset management fees due under the Back-to-Back Agreement, and $0.7 million of reimbursable fees. Refer to Note 14 for additional details.

NOTE 11:    INVESTMENT IN JOINT VENTURES

As of December 31, 2025, the Company’s investment in joint ventures was composed of the following (dollars in thousands):

	Properties as of December 31, 2025			Investment Balance as of
				December 31,
Joint Venture		Location	Ownership %	2025	2024
110 William Joint Venture	1	New York, New York	(1)	$52,911	$142,899
Pacific Oak Opportunity Zone Fund I	4	Various	47.0%	31,669	34,476
				$84,580	$177,375
_____________________
(1) As of December 31, 2025, the Company owned 77.5% of preferred interest and 100% of common interest in the 110 William Joint Venture.

The equity in (loss) profit of joint ventures for the years ended December 31, 2025, 2024, and 2023 was as follows (in thousands):

	Year ended December 31,
	2025	2024	2023
110 William Joint Venture	$(89,987)	$(49,066)	$33,448
Pacific Oak Opportunity Zone Fund I	(2,807)	(160)	(706)
353 Sacramento Joint Venture (1)	—	—	(75,929)
Equity in loss of unconsolidated joint ventures, net	$(92,794)	$(49,226)	$(43,187)
_____________________
(1) The Company previously suspended the equity method of accounting for the 353 Sacramento Joint Venture and in June 2025, the Company disposed its 353 Sacramento Joint Venture through a deed-in-lieu of foreclosure agreement with the lender.

110 William Joint Venture:

Summarized information about the statements of financial position and the statements of profit or loss of Pacific Oak SOR SREF III 110 William, LLC (100%) (in thousands):

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

	December 31,
	2025	2024
Current assets	$8,880	$8,676
Non-current assets (investment property) (1)	422,100	464,900
Current liabilities (2)	342,038	23,824
Non-current liabilities	30,151	277,558
Equity	58,791	172,194
Equity attributable to equity holders of the Company (Based on the waterfall mechanism)	$52,911	$142,899
_____________________
(1) As of December 31, 2025 and 2024, non-current assets consist of the investment property held by the 110 William Joint Venture with a carrying value of $422.1 million and $464.9 million, respectively. The investment property is measured at fair value, which was determined based on valuations performed by independent external valuation experts holding recognized and relevant professional qualifications and experience in the location and category of the property being valued. The valuations were primarily based on expected future cash flows and market assumptions. The 110 William Joint Venture’s investment property is subject to significant disposal restrictions under the joint venture agreement, including the requirement to satisfy certain conditions and obtain consent from the other joint venture partner.
(2) Current liabilities consist of principal balances of $305.3 million under senior loan facilities and $21.0 million under a mezzanine loan facility, both with initial maturities of July 5, 2026. The related financial covenants apply to the Company’s wholly owned subsidiary, Pacific Oak SOR Properties, LLC, which serves as guarantor of both the senior and mezzanine loans. As of December 31, 2025, Pacific Oak SOR Properties, LLC was not in compliance with the minimum net worth covenant for the mezzanine loan facility, resulting in a technical default under the mezzanine loan agreement. As of the approval date of the consolidated financial statements, the 110 William Joint Venture is in discussions with the lender regarding a potential waiver, forbearance, or amendment of this covenant. Such amendment, if obtained, may include, among other alternatives, the provision of additional collateral or a modification to the covenant calculation to reflect the joint venture interest, subject to lender approval.

	Year ended December 31,
	2025	2024	2023
Revenues	$16,418	$15,890	$24,474
Gross (loss) profit	(1,585)	(93)	4,908
Operating (loss) *)	(97,098)	(24,854)	(30,776)
Net loss *)	(113,403)	(43,834)	4,988
Share of equity in loss from joint venture (Based on the waterfall mechanism)	(89,987)	(49,066)	33,448
*) Includes revaluation of investment properties	$(95,204)	$(24,748)	$(35,402)

Pacific Oak Opportunity Zone Fund I:

Summarized information about the statements of financial position and the statements of profit or loss of Pacific Oak Opportunity Zone Fund 1, LLC (100%) (in thousands):

	December 31,
	2025	2024
Current assets	$1,466	$1,970
Non-current assets (investment properties) (1)	122,446	129,133
Current liabilities	1,996	828
Non-current liabilities (2)	55,672	57,837

Equity	66,244	72,438

Equity attributable to equity holders of the Company (Based on the waterfall mechanism)	$31,669	$34,476
_____________________
(1) As of December 31, 2025 and 2024, non-current assets consist of three investment property held by the Pacific Oak Opportunity Zone Fund I with a carrying value of $110.1 million and $112.4 million. The investment properties are measured at fair value, which was primarily based on expected future cash flows and market assumptions.
(2) Non-current liabilities consists of three secured mortgage loans with an aggregate principal balance of $55.6 million and initial maturities ranging from 2031 to 2032.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

	Year ended December 31,
	2025	2024	2023
Revenues	$6,377	$9,184	$7,744
Gross profit	2,355	7,687	6,776
Operating (loss) profit *)	(1,683)	1,915	(5,050)
Net (loss) profit *)	(4,362)	(479)	(7,162)
Share of (loss) profit from joint venture (Based on the waterfall mechanism)	(2,807)	(160)	(706)
*) Includes revaluation of investment properties	$(2,293)	$(1,359)	$(7,587)

The Company does not attach the financial statements related to the investment in joint ventures, as the report do not add more information to the contained above.

NOTE 12:    SEGMENT INFORMATION

The operating segments are identified on the basis of information that is reviewed by the chief operating decision maker (“CODM”) to make decisions about resources to be allocated and assess its performance. All corporate related costs are included in the strategic opportunistic properties segment to align with how financial information is presented to the CODM. The selected financial information for the reporting segments as of and for the years ended December 31, 2025, 2024 and 2023 is as follows (in thousands):

	Year ended December 31, 2025
	Strategic Opportunistic Properties	Residential Homes	Hotel	Total
Total revenues and other income	$77,256	$36,940	$7,597	$121,793
Gross profit	$29,829	$14,322	$1,320	$45,471
Finance expenses, net	$64,677	$9,430	$2,029	$76,136

	Year ended December 31, 2024
	Strategic Opportunistic Properties	Residential Homes	Hotel	Total
Total revenues and other income	$90,938	$35,200	$9,061	$135,199
Gross profit	$38,015	$16,141	$2,184	$56,340
Finance expenses, net	$60,252	$9,371	$2,269	$71,892

	Year ended December 31, 2023
	Strategic Opportunistic Properties	Residential Homes	Hotel	Total
	Audited
Total revenues and other income	$97,743	$38,637	$9,153	$145,533
Gross profit	$41,438	$16,283	$2,208	$59,929
Finance expenses, net	$55,590	$10,279	$2,347	$68,216

	December 31, 2025
	Strategic Opportunistic Properties	Residential Homes	Hotel	Total
Investment properties (including held for sale)	$460,071	$360,598	$—	$820,669
Property plant and equipment - hotel, net	$—	$—	$20,200	$20,200
Total assets	$612,346	$374,731	$22,399	$1,009,476
Total liabilities	$704,231	$200,772	$23,642	$928,645

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

	December 31, 2024
	Strategic Opportunistic Properties	Residential Homes	Hotel	Total
	Audited
Investment properties	$762,350	$395,595	$—	$1,157,945
Property plant and equipment - hotel, net	$—	$—	$33,624	$33,624
Total assets	$1,043,333	$408,875	$35,451	$1,487,659
Total liabilities	$737,527	$198,764	$23,465	$959,756

NOTE 13: COMMITMENTS AND CONTINGENCIES

Economic Dependency

The Company is dependent on external advisors for certain services that are essential to the Company, including the identification, evaluation, negotiation, origination, acquisition and disposition of investments; management of the daily operations of the Company's investment portfolio; and other general and administrative responsibilities. In the event that any external advisor is unable to provide these services, the Company will be required to obtain such services from other sources.

Environmental

As an owner of real estate, the Company is subject to various environmental laws of federal, state and local governments in the United States. Although there can be no assurance, the Company is not aware of any environmental liability that could have a material adverse effect on its financial condition or results of profit or loss as of December 31, 2025. However, changes in applicable environmental laws and regulations, the uses and conditions of properties in the vicinity of the Company's properties, the activities of its tenants and other environmental conditions of which the Company is unaware with respect to the properties could result in future environmental liabilities.

Legal Matters

From time to time, the Company is involved in legal proceedings arising in the ordinary course of business. Excluding the Class Action Suit described in Note 1, the Company does not believe that the outcome of any currently pending legal proceedings is probable of resulting in a material outflow of economic resources. Accordingly, no provision has been recognized. The Company has determined that there are no other matters for which a material outflow is reasonably possible requiring disclosure. The Company has not recognized provisions for matters in which the likelihood of loss is considered remote.

Guarantee Agreements

As of December 31, 2025 and as part of the 110 William Joint Venture debt and restructuring agreements, the Company, through Pacific Oak SOR Properties, LLC, an indirect wholly owned subsidiary, was the guarantor for certain guarantees related to the 110 William Joint Venture, including guaranteeing: all debt servicing costs and timely debt payments, completion for the construction and development of tenant improvement work, and recourse obligations. The maximum exposure under these guarantees is linked to the outstanding debt balances of $326.3 million and other specific performance obligations related to property improvements and lender obligations. As of December 31, 2025, Pacific Oak SOR Properties, LLC was not in compliance with the minimum net worth covenant for the $21.0 million mezzanine loan component, resulting in a technical default under the mezzanine loan agreement and no provision was recognized due to the collateralized investment property value of $422.1 million exceeding the outstanding debt. As of the approval date of the consolidated financial statements, the 110 William Joint Venture is in discussions with the lender regarding a potential waiver, forbearance, or amendment of this covenant.

As of December 31, 2025, and in connection with guarantee agreements on certain mortgage loans, the Company, through indirect wholly owned subsidiaries, guaranteed payment obligations totaling $131.4 million. These obligations relate to the WhiteHawk Loan ($80.0 million), the Lincoln Court Mortgage Loan ($31.3 million), and the Madison Square Mortgage Loan ($20.1 million). The Company may be required to make payments under these guarantees in the event it transfers the properties to the lenders. As of the approval date of the consolidated financial statements, the

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

property securing the Lincoln Court Mortgage Loan is under contract for sale at a gross sales price that is less than the outstanding loan balance, and the extent of any liability under the related guarantee is being disputed with the lender.

Advisory Exit Fees

Certain of the advisory and property management agreements relating to Pacific Oak Residential Trust, Inc. (“PORT”), the Company’s residential homes subsidiary (the “PORT Agreements”), provide for potential payments due upon termination or the occurrence of certain triggering events. Since any such payments are contingent on future events and are determined based on performative measures, including cumulative returns on invested capital and trailing costs, material uncertainty exists as to what amount will become due and, if so, the timing of such payment, each of which depends on factors outside the Company’s control, including future market conditions, the satisfaction of applicable return hurdles, and the manner and timing of any triggering event, among other factors.

As of December 31, 2025, and through the approval date of the consolidated financial statements, the Company has concluded that any such potential future obligation is reasonably possible under the PORT Agreements. However, because of the significant uncertainty associated with these factors describe above, the Company is unable to reliably estimate the amount of any such obligation, if any. Accordingly, no liability was recorded in the Company’s consolidated financial statements as of December 31, 2025.

NOTE 14:    SUBSEQUENT EVENTS

The Company evaluates subsequent events up until the date the consolidated financial statements are issued.

Management Agreements

POCA

On January 23, 2026, the REIT terminated the advisory agreement with POCA, effective January 31, 2026. As a result, the Back-to-Back Agreement was also terminated. Pursuant to the terms of these agreements, the outstanding related-party amounts owed by the Company were subsequently reclassified when POCA was no longer an affiliate.

Westdale Asset Management, Ltd. (“Westdale”)

On January 22, 2026, the Company entered into an asset management agreement with Westdale (the “Westdale Agreement”). Pursuant to the Westdale Agreement, Westdale is responsible for managing, operating, directing and supervising the operations and administration of the Company’s assets (other than those held through PORT). The Company will pay Westdale a monthly fee (a) with respect to each property owned by the Company an amount equal to the greater of (i) 2.0% of the sum of the gross income of each property received during the prior month and (ii) $10,000 and (b) $10,000 with respect to the investment in Pacific Oak Opportunity Zone Fund I, LLC. In connection with any asset sale, Westdale will receive a fee at the closing equal to 0.25% of the contract sales price for such sale.

R2 Advisors, LLC (“R2”)

On January 23, 2026, the Company entered into a management services agreement with R2. R2 provides the Company with accounting advisory services and is majority-owned and controlled by Ryan Schluttenhofer, the Company’s Chief Accounting Officer. Pursuant to this agreement, R2 will provide the Company with support in the following areas: (a) corporate accounting, recordkeeping, and regulatory filings, (b) books and records maintenance and coordination with third parties, (c) tax and compliance coordination, (d) corporate cash management support, (e) insurance and risk management support, (f) corporate governance support and (g) chief accounting officer support. The initial term of the agreement will be twelve months and the total contract value is $1.7 million, excluding reimbursement of expenses.

Brian Ragsdale

On January 27, 2026, the Company entered into a management agreement with Brian Ragsdale, the Chief Executive Officer, Chief Financial Officer and President of the REIT. The agreement is effective February 1, 2026 and Mr. Ragsdale is responsible for providing high-level management and advisory support, including, but not limited to: debt restructuring and asset management. The term of the agreement is six months and the total contract value is $0.2 million.

Chairman and Chief Executive Officer Appointment

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

On January 29, 2026, the Company appointed Ronen Nakar as Chairman and Chief Executive Officer. Mr. Nakar succeeds Keith David Hall, who resigned effective January 28, 2026. Mr. Nakar’s responsibilities are customary for a person in his position and are exercised in accordance with the Company’s bylaws and applicable law. The appointment is effective as of February 1, 2026 and either party may terminate the appointment upon 30 days’ notice. Mr. Nakar is entitled to monthly compensation of ILS 40,000, plus VAT.

Real Estate Transactions

Bank of America Mortgage Loan

In February 2026, the Company and Bank of America began discussions regarding the potential to enter into a forbearance agreement for the Bank of America Mortgage Loan and addressing defaults related to unpaid interest and principal payments and a breach of the guarantor’s net worth covenant by the Company’s subsidiary. Under this agreement, Bank of America will refrain from exercising its remedies until August 31, 2026, provided the Company meets specific milestones for the sale of the four properties securing the loan. These milestones require the sale of 1180 Raymond to close by June 15, 2026. For the remaining three office properties, Oakland City Center, The Marq, and Park Centre, the Company must execute purchase and sale agreements by June 30, 2026, with the final sales completed by August 31, 2026. The proposed terms described are subject to several conditions and there can be no assurance concerning the outcome. These investment properties are subject to significant market uncertainty and liquidity constraints. If the lender controls the process of the sale, there could be significant downward pressure on the amount realized by the Company, if any amount is realized at all.

Madison Square Receiver

In March 2026, the lender for the Madison Square Mortgage Loan appointed a receiver in court to assume control of operations and oversee the management of the Madison Square property and the potential disposition of the asset. The loan was in maturity default and is full recourse to the guarantor, a subsidiary of the Company. As of the approval date of the consolidated financial statements, the loan remained outstanding. As such, if a significant discount to the latest fair value is realized, the Company may recognize a loss on the sale; however, as of December 31, 2025, no adjustment has been recorded in these financial statements with respect to this matter.

Eight & Nine Corporate Centre Mortgage Loan Extension

In February 2026, the Company entered into an amendment to the existing loan secured by the Eight & Nine Corporate Centre that (i) extended the maturity to February 9, 2027 (with an outstanding balance of approximately $18.9 million prior to the amendment), (ii) removed the Net Worth covenant from the subsidiary guarantor and updated the liquid assets covenant to $10.0 million, and (iii) provided approximately $1.2 million of additional lender funding/reserves to support leasing activity at the property, which correspondingly increased the outstanding loan balance.

Partial Sale of Financial Assets

Subsequent to December 31, 2025, the Company completed the sale of equity securities of 49 million shares of its 64 million shares in the Keppel Pacific Oak US REIT on the Singapore Exchange for proceeds of $7.9 million. The Company recognizes the disposal (and any resulting gain or loss) in the period in which the sale occurred. As of the approval date of the consolidated financial statements, the Company had 15 million shares remaining.

PORT Refinancing

The Company continues to evaluate and negotiate potential financing arrangements, including a proposed senior secured credit facility at, and these discussions remain ongoing as of the reporting date. On February 15, 2026, the Company entered into a non-binding term sheet for a senior secured credit facility of up to approximately $216 million, comprising an initial funded tranche and a delayed-draw tranche, bearing interest at SOFR (subject to a 3.0% floor) plus 3.75%, with a 15-month term, subject to extension options, and secured by all assets of the single-family rental portfolio.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

The facility includes customary fees (including origination, monitoring, exit, and unused line fees), a minimum return provision, and covenants including a maximum 65% LTV and a 90% cash sweep on asset sales, and is intended primarily to refinance existing indebtedness, with execution subject to due diligence, approvals, and definitive documentation. The Company continued discussions with the existing lenders and communicated on the timing of the potential refinancing, including making certain extension payments as required by the lender. Given that the terms are non-binding and subject to further due diligence and approvals, there can be no assurance that any definitive agreement will be executed or that the transaction will be completed.

PORT and POCA Loan

On January 29, 2026, the Operating Partnership shared a notice of default and reservation of rights letter (the “Notice”) from POCA, the predecessor advisor through January 31, 2026. The Notice relates to the POCA Loan and alleges, among other things, that no interest has ever been paid on the loan and, as a result, the loan is in default and all principal and accrued interest are now due. The Notice also alleges that default interest of 15.0% is now accruing and that more collateral is required under the related pledge agreement. As of the approval date of the consolidated financial statements, the Operating Partnership is investigating the nature of the payments made by the Company and the Operating Partnership and reserves all rights to dispute the notice.

On March 27, 2026, the Company received a letter from POCA to PORT asserting a notice of default under the bridge loan and indicated its intent to enforce related collateral and direct certain proceeds. The Company, together with its advisors, is evaluating the claims and potential implications; however, no adjustments have been recorded as of the approval date of the consolidated financial statements.

PORT Board Restructuring

Between March and April 6, 2026, all five members of the Board of Directors of PORT, including Mike Gough, Manager of PORT, and Keith Hall, former CEO and Director of the Company, had resigned. The resignations were part of a reconstitution of the PORT Board, following recommendations from the Company’s Board, which includes the appointment of two new directors, a Chief Accounting Officer, and the appointment of a Chief Restructuring Officer which was conditional on the refinancing timing. The reconstituted PORT Board and Chief Restructuring Officer were expected to support the Company’s strategy for the orderly retail sale of its residential homes portfolio and to advance the evaluation and execution of strategic alternatives. There can be no assurance regarding the timing, outcome, or success of these initiatives.

WhiteHawk Loan Pending Forbearance

Subsequent to December 31, 2025, the Company has submitted an offer to WhiteHawk and remains in discussions regarding a potential forbearance of the WhiteHawk Loan, which could defer the loan’s maturity to better align with the anticipated sale process for the Park Highlands Land and the Company’s pending restructuring discussions with Bondholders (refer to Note 1f for additional details). There can be no assurance that any such forbearance or other consensual arrangement will be consummated, or, if consummated, as to its timing or terms.

Lincoln Court Pending Sale

Subsequent to December 31, 2025, at the direction of the lender under the Lincoln Court Mortgage Loan, the Company entered into a purchase and sale agreement for the sale of the investment property for a purchase price of $24.6 million. The agreement provides for an anticipated closing date of April 17, 2026, with a one-time option for the buyer to extend the closing date to April 27, 2026, subject to the satisfaction of closing conditions. If the transaction is consummated on the terms currently contemplated, the expected sale proceeds would be insufficient to repay the related indebtedness in full, before transaction costs and other potential adjustments. As of the approval date of the consolidated financial statements, the outstanding balance of the related debt was approximately $31.3 million. The lender has asserted that the debt includes a recourse component; however, the Company disputes that assertion. As of the approval date of the consolidated financial statements, no assurance can be provided that the transaction will close on the contemplated terms, or at all, or as to the ultimate financial impact on the Company.

110 William Street Joint Venture Tenant Improvements

In February, 2026, the Company continued to coordinate the senior lender of the 110 William Joint Venture regarding the funding and completion of tenant improvement and related construction items at 110 William Street investment property.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

In light of these requirements, the Company coordinated with the existing senior lender regarding a protective advance and a temporary partial forbearance with respect to approximately $3.0 million of debt service due.

In March 2026, the Company continued to coordinate with the senior lender group for 110 William Street regarding the completion of tenant improvement, punch list and related construction items required for tenant acceptance and rent commencement. Management has reduced the remaining open punch list to approximately 30 items, with a substantial portion expected to be addressed in the near term. The overall timing and final cost remain subject to further coordination, contractor performance, procurement timing and tenant/end-user review.

In parallel, the Company continues to pursue the Industrial and Commercial Abatement Program (“ICAP”) process. Based on current estimates, timely realization of a portion of the anticipated tax benefits for the first half of 2026 depends on clearing outstanding violations, primarily relating to façade and related work, by early May 2026.

On March 27, 2026, the Company received an updated project cost analysis for 110 William Street indicating an estimated funding shortfall of approximately $6.0 million at completion, following the expected rents. The analysis also identified immediate funding requirements, in advance of certain reimbursements, are approximately $6.3 million over the next 60 days, including amounts necessary to address construction progress, clear mechanics related liens and building violations, support ongoing operating expenses, and preserve eligibility for anticipated ICAP tax benefits, as well as ongoing uncertainty regarding the timing and amount of reimbursement and rent collections from the tenant.

Further, the Company expects to begin discussions regarding a potential extension of the July 2026 maturities following greater certainty regarding the completion schedule and tenant acceptance process. There can be no assurance that the remaining work will be completed on the currently contemplated timeline, that tenant acceptance or rent commencement will occur when expected, or that the lenders will agree to any future accommodations, extensions, protective advances or other modifications.

Although the current joint venture agreement provides for additional time to sell the property, in March 2026, the Company entered into an exclusive listing agreement with a third-party broker granting the broker the sole right to market and procure a sale of 110 William Street, with an initial term extending through December 31, 2026 (subject to extension), and marketing activities expected to commence in 2027. The agreement provides for customary brokerage services and a commission structure based on the ultimate purchase price, contingent upon a successful sale transaction.

Park Highlands Series A2 Preferred Shares

In March 2026, the sole shareholder of the Company’s 1,927 outstanding Series A2 preferred shares filed a petition with the Tel Aviv District Court seeking recognition as a party in interest as part of the debt arrangement proposed by the Bondholders, see Note 1f for additional details. The court approved this petition, and the sole shareholder has been recognized as a party in interest in the arrangement. The aggregate value of the Series A2 preferred shares is approximately $1.9 million. As of the approval date of the consolidated financial statements, the proposed debt arrangement is still under review.